Exhibit 99.1

FOR FURTHER INFORMATION:

AT THE COMPANY:	AT ZLOKOWER COMPANY

Medallion Financial Corp.	Public Relations
437 Madison Avenue	Harry Zlokower/Dave Closs
New York, New York 10022	1-212-447-9292

Andrew M. Murstein, President
Larry D. Hall, CFO
1-212-328-2100
1-877-MEDALLION

FOR IMMEDIATE RELEASE:

MEDALLION FINANCIAL CORP. REPORTS

2007 FOURTH QUARTER AND FULL YEAR RESULTS

•	Earnings per share increased 18% in 2007 to $0.87 from $0.74 in 2006

•	Delinquencies continue to drop to lowest historical levels

•	Managed investments originated were $455,000,000 in 2007, a record, and total managed assets reached an all time high of over $1 billion

•	Dividends of $0.76 per share declared for 2007, up 9% from 2006

NEW YORK, NY - March 10, 2008 - Medallion Financial Corp. (Nasdaq: TAXI), a specialty finance company with a leading position servicing the taxicab industry and other niche markets, announced that earnings, or net increase in net assets resulting from operations was $3,782,000 or $0.21 per diluted common share in the 2007 fourth quarter, compared to $3,602,000 or $0.20 in the 2007 third quarter and $5,844,000 or $0.33 in the 2006 fourth quarter. For the 2007 full year, net increase in net assets resulting from operations increased 18% to $15,436,000 or $0.87 per diluted common share from $13,108,000 or $0.74 per diluted common share in 2006.

Net investment income after taxes was $2,520,000 or $0.14 per share in the 2007 fourth quarter, compared to $1,555,000 or $0.09 in the 2007 third quarter and $965,000 or $0.05 per share in the 2006 fourth quarter. For the 2007 full year, net investment income after taxes increased 67% to $5,298,000 or $0.30 per diluted common share up from $3,165,000 or $0.18 in 2006. Helping to contribute to this was an increase in Medallion’s net interest margin to 3.40% in 2007 from 3.01% in 2006.

Medallion Announces 2007 Fourth Quarter and Full Year Results p. 2

Andrew Murstein, President of Medallion Financial stated, “We are very pleased with the year’s results, especially given what has been a challenging environment for financial institutions. Medallion has sought out new investment opportunities over the last several years as it strives to enhance our profitability and provide additional diversification to our historical business lines. Medallion Bank’s contribution to Medallion’s growth and profitability is a good example, with a pre-tax return on equity of almost 21%. Furthermore, we believe our Chicago taxi medallions, equity appreciation in New York medallions and our investment in Sports Properties Acquisition Corp., among others, will help us to continue Medallion’s growth and profitability in future years.”

Medallion’s on balance sheet taxicab medallion loan portfolio increased 16% to $498,883,000 at December 31, 2007 from $428,249,000 at December 31, 2006, and $375,263,000 at December 31, 2005. The commercial loan portfolio increased 4% to $91,782,000 at December 31, 2007 from $88,207,000 at December 31, 2006, and $91,486,000 at December 31, 2005. Including Medallion Bank, the Company’s unconsolidated wholly-owned portfolio investment, the managed medallion loan portfolio increased 12% to $586,498,000 at December 31, 2007, up from $522,193,000 one year ago. The managed commercial loan portfolio increased 21% to $179,626,000 at December 31, 2007, up from $148,444,000 one year ago. In addition, Medallion Bank’s consumer loan portfolio increased 24% to $138,446,000 at December 31, 2007, up from $111,799,000, an all-time high. Total managed assets increased 12% to $1,017,433,000, up from $907,133,000 one year ago. At year end, Medallion determined the fair value of its investment in Medallion Bank was approximately $53,834,000.

Larry Hall, Chief Financial Officer of Medallion Financial stated, “We continue to grow our assets in all of our major lending areas. Additionally, unlike many other financial institutions, our credit quality has not only remained strong, but has improved. Delinquencies more than 90 days past due were 0.9% at December 31, 2007, on a combined basis with Medallion Bank, compared to 1.5% a year ago. Medallion’s capital and liquidity levels remained strong, with new funding sources established during 2007, including the $250,000,000 line of credit with Citibank and Medallion’s $35,000,000 private placement of debt. Additionally, Medallion filed a shelf registration statement in 2007 to provide for additional access to the public equity markets. Medallion’s leverage continues to improve as our debt to equity ratio was 3.2, compared to 2.7 at the end of 2006, and 2.4 at the end of 2005.”

Medallion Announces 2007 Fourth Quarter and Full Year Results p. 3

The Company also announced a $0.19 per share dividend for the 2007 fourth quarter, bringing the full year amount to $0.76, a 9% increase from $0.70 per share in 2006. Of the 2007 dividend, 54% will qualify as capital gains and thus be taxed at a lower tax rate to certain investors, and 95% of the balance will constitute a qualified dividend since it was previously taxed at Medallion Bank, prior to distribution to Medallion. The current dividend will be paid on March 31, 2008, to shareholders of record on March 14, 2008. Since the Company’s initial public offering in 1996, the Company has paid in excess of $118,249,000 or $7.77 per share in dividends.

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Medallion Financial Corp. is a specialty finance company with a leading position in the origination and servicing of loans financing the purchase of taxicab medallions and related assets. The Company also originates and services loans in other commercial industries and its wholly-owned portfolio company Medallion Bank also originates and services consumer loans. The Company and its subsidiaries have lent over $2.6 billion to its taxicab industry and other small businesses.

Please note that this press release contains forward-looking statements that involve risks and uncertainties relating to business performance, cash flow, costs, sales, net investment income, earnings, and growth. Medallion’s actual results may differ significantly from the results discussed in such forward-looking statements. Factors that might cause such a difference include, but are not limited to, those factors discussed under the heading “Risk Factors,” in Medallion’s 2007 Annual Report on Form 10-K.

MEDALLION FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months ended December 31,		Year ended December 31,
(Dollars in thousands, except per data)	2007	2006	2007	2006
Total investment income	$14,242	$10,653	$51,393	$39,635

Total interest expense	8,219	6,575	30,704	24,190

Net interest income	6,023	4,078	20,689	15,445

Total noninterest income	747	595	2,444	2,646

Salaries and benefits	2,433	1,655	10,192	8,193
Professional fees	449	476	2,603	1,955
Rent expense	377	422	1,353	1,266
Other operating expenses	991	1,155	3,687	3,512

Total operating expenses	4,250	3,708	17,835	14,926

Net investment income before income taxes	2,520	965	5,298	3,165
Income tax (provision) benefit	—	—	—	—

Net investment income after income taxes	2,520	965	5,298	3,165

Net realized gains (losses) on investments	2,033	2,539	14,172	3,080

Net change in unrealized appreciation (depreciation) on investments	31	789	(6,326)	(591)
Net change in unrealized appreciation on Medallion Bank and other controlled subsidiaries	(802)	1,551	2,292	7,454

Net unrealized gains (losses) on investments	(771)	2,340	(4,034)	6,863

Net realized/unrealized gains on investments	1,262	4,879	10,138	9,943

Net increase in net assets resulting from operations	$3,782	$5,844	$15,436	$13,108

Net investment income after income taxes per common share
Basic	$0.14	$0.06	$0.30	$0.18
Diluted	0.14	0.05	0.30	0.18

Net increase in net assets resulting from operations per common share
Basic	$0.22	$0.34	$0.88	$0.76
Diluted	0.21	0.33	0.87	0.74

Dividends declared per share	$0.19	$0.19	$0.76	$0.70

Weighted average common shares outstanding
Basic	17,502,995	17,364,241	17,480,523	17,293,665
Diluted	17,764,282	17,770,893	17,786,310	17,761,039

MEDALLION FINANCIAL CORP.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share data)	December 31, 2007	December 31, 2006
Assets
Medallion loans, at fair value	$498,883	$428,249
Commercial loans, at fair value	91,782	88,207
Investment in Medallion Bank and other controlled subsidiaries, at fair value	57,501	50,448
Investment securities, at fair value	—	9,961
Equity investments, at fair value	4,880	16,068

Net investments ($458,102 at December 31, 2007 and $406,817 at December 31, 2006 pledged as collateral under borrowing arrangements)	653,046	592,933

Cash and cash equivalents ($852 at December 31, 2007 and $865 at December 31, 2006 restricted as to use by lender)	33,454	15,399
Accrued interest receivable	2,449	2,178
Fixed assets, net	558	525
Goodwill, net	5,007	5,007
Other assets, net	26,748	15,563

Total assets	$721,262	$631,605

Liabilities
Accounts payable and accrued expenses	$4,203	$5,057
Accrued interest payable	2,087	1,783
Funds borrowed	542,549	455,137

Total liabilities	548,839	461,977

Commitments and contingencies	—	—

Total shareholders’ equity (net assets)	172,423	169,628

Total liabilities and shareholders’ equity	$721,262	$631,605

Number of common shares outstanding	17,495,865	17,426,415
Net asset value per share	$9.86	$9.73

Total managed loans	$896,370	$795,980
Total managed assets	1,017,433	907,133

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